Exhibit 10.9

FIRST AMENDMENT TO DEFERRED COMPENSATION AGREEMENT

THIS FIRST AMENDMENT TO DEFERRED COMPENSATION AGREEMENT (this “Amendment”) is made as of August 8, 2019 by and between Two River Community Bank (“TRCB” or “Employer”), a banking corporation organized under the laws of the State of New Jersey, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; and William D. Moss (“Executive”), whose business address is 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724.

WHEREAS, TRCB and Executive executed a Deferred Compensation Agreement (the “Agreement”) dated September 1, 2016; and

WHEREAS, Pursuant to Section 8.1 of the Agreement TRCB has reserved to itself the right to amend the Agreement from time to time; and

WHEREAS, TRCB and the Executive wish to amend the Agreement to clarify that after a change in control, the Executive should not be at risk of forfeiture of the Executive’s benefit through the date of the change in control, and thus no forfeiture of benefits should occur after a change in control as a result of a termination of employment for cause.

NOW THEREFORE, Section 4.8 of the Agreement is amended by adding a new sentence to the end of such section which reads “On and after the date a Change in Control occurs, this Section 4.8 shall be null and void.”

IN WITNESS WHEREOF, the Bank and the Executive hereby execute this Amendment.

EXECUTIVE: /s/ William D. Moss William D. Moss	TWO RIVER COMMUNITY BANK By: /s/ A. Richard Abrahamian A. Richard Abrahamian